Exhibit 99.1

vTv Therapeutics Reports Financial Results for the Third Quarter

Ended September 30, 2015

HIGH POINT, NC – November 12, 2015 – vTv Therapeutics Inc. (Nasdaq: VTVT), a clinical-stage biopharmaceutical company engaged in the discovery and development of new orally administered treatments for Alzheimer’s disease (AD) and diabetes, today reported financial results for the third quarter of 2015 and provided an update on recent developments.

“I’m pleased to report that vTv has had a highly productive quarter and 2015. We advanced our pivotal Phase 3 program for our lead product candidate azeliragon, which has demonstrated positive effects treating mild Alzheimer’s disease, and continue to enroll patients in our STEADFAST Study,” said President and CEO Steve Holcombe. “Coming up in 2016, we expect significant data readouts for our two ongoing diabetes programs. Both of these investigational drugs, including our first-in-class liver selective Glucokinase Activator (GKA) that targets the underlying cause of diabetes and our oral GLP-1r, are contenders for best-in-class oral small molecule treatments in a disease with enormous unmet therapeutic needs.”

RECENT HIGHLIGHTS AND EXPECTED MILESTONES FOR 2016

Development Programs:

STEADFAST Study in Alzheimer’s Disease

•	vTv continues to enroll its Phase 3 study with lead product candidate azeliragon. The randomized, double-blind, placebo-controlled study is evaluating whether the oral, small molecule antagonist of the Receptor for Advanced Glycation Endproducts (RAGE) can slow the cognitive and functional decline of patients with mild Alzheimer’s disease. Successful Phase 2b results of 5mg/day over 18 months showed statistically significant efficacy in mild-to-moderate Alzheimer’s patients (+3.1 points on ADAS-Cog standard measure of cognition) and even greater efficacy in mild patients (+4.0). Benefits were shown on CDR-SB and all secondary endpoints, including a significant reduction of psychiatric events (e.g. anxiety).

•	Study has received a Special Protocol Assessment (SPA), and azeliragon continues to be developed under Fast Track designation from the U.S. FDA.

•	80 of the targeted 100 clinical sites have been initiated in the United States and Canada.

TTP399 AGATA Study in Type 2 Diabetes

•	The Company is enrolling patients into a Phase 2b study of its liver-selective Glucokinase Activator, a novel oral, small molecule product candidate with first-in-class potential. The randomized, double-blind, placebo- and active-controlled parallel group trial is evaluating the safety and efficacy of TTP399 following six months administration of 180 Type 2 diabetic patients on a stable dose of metformin.

•	Previous Phase 2 clinical data showed that treatment significantly lowered blood glucose in patients in just six weeks, with no hypoglycemia or increase in lipids and no induction of insulin secretion. Within the high dose arm, patients moved from out-of-control diabetes to glucose measures that are considered pre-diabetic.

•	On track for mid-2016 data readout of Phase 2b results.

TTP273 LOGRA Study in Type 2 Diabetes

•	Clinical team preparing for first quarter 2016 launch of Phase 2b study of its oral, small molecule GLP-1r agonist with best-in-class potential. The randomized, double-blind, placebo-controlled, parallel group trial is evaluating the safety and efficacy of TTP273 in 156 Type 2 diabetics on stable doses of metformin.

•	Expect to report Phase 2b data by the end of 2016.

FINANCIAL RESULTS

Third Quarter and Nine Months Ended September 30, 2015

•	Cash Position: Cash and cash equivalents as of September 30, 2015 were $97.0 million. As of December 31, 2014 the Company had cash and cash equivalents of $1.4 million. The increased cash balance reflects net proceeds of approximately $104.4 million received from the Company’s IPO.

•	Research and Development: Expenses were $7.2 million and $20.6 million, respectively, for the three and nine months ended September 30, 2015, compared to $4.3 million and $13.3 million during the comparable periods in 2014. The increases over prior periods were related to increased activity in our clinical trials during the current year.

•

General and Administrative: Expenses were $2.4 million and $6.7 million, respectively, for the three and nine months ended September 30, 2015, compared to $1.6 million and $9.6 million during the comparable periods in

2014. G&A expenses were up for the three month period due to increased legal and professional fees coupled with an increase in stock based compensation. G&A costs were down for the nine month period ended September 30, 2015 due to higher compensation costs in 2014 related to the departure of a former officer and director.

•	Net Loss: The Company reported net loss of $9.8 million for the third quarter of 2015 and $30.0 million for the nine months ended September 30, 2015, compared to a net loss of $5.9 million and $28.4 million for the comparable periods in 2014.

About vTv Therapeutics Inc.

vTv Therapeutics Inc. is a clinical-stage biopharmaceutical company engaged in the discovery and development of orally administered small molecule drug candidates to fill significant unmet medical needs. vTv has a pipeline of clinical drug candidates led by programs for the treatment of Alzheimer’s disease and Type 2 diabetes as well as treatment of inflammatory disorders and the prevention of muscle weakness.

Forward-Looking Statements

This release contains forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts contained in this release, including statements regarding the timing of our clinical trials, our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Important factors that could cause our results to vary from expectations include those described under the heading “Risk Factors” in our Registration Statement on Form S-1 and our other filings with the SEC. These forward-looking statements reflect our views with respect to future events as of the date of this release and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this release and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this release. We anticipate that subsequent events and developments will cause our views to change. Our forward-looking statements do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures or investments we may undertake. We qualify all of our forward-looking statements by these cautionary statements.

Investors

The Trout Group

Josh Barer, 646-378-2948

jbarer@troutgroup.com

or

Media

BMC Communications

Brad Miles, 646-513-3125

bmiles@bmccommunications.com

vTv Therapeutics, Inc.

Condensed Consolidated Balance Sheets - Unaudited

(in thousands except per share data)

	September 30, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$97,010	$1,384
Restricted cash and cash equivalents	—	130
Prepaid expenses and other current assets	799	97

Total current assets	97,809	1,611
Note receivable	—	6,594
Property and equipment, net	669	3,778
Receivable due from a related party, net	—	800
Employee loans receivable - related party	48	58
Other long-term assets	1,669	110

Total assets	$100,195	$12,951

Liabilities Redeemable Convertible Preferred Units, Redeemable Noncontrolling Interest, Stockholders’ and Members’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$5,240	$3,079
Accounts payable and accrued expenses - related party	516	1,752
Deferred revenue	320	—
Short-term debt	—	155
Other liabilities	—	1,878

Total current liabilities	6,076	6,864
Debt - related party	—	27,310
Debt, net of current portion	—	2,110
Fair value of contingent distribution	—	26,359
Note payable	—	6,594
Other liabilities, net of current portion	53	4,434

Total liabilities	6,129	73,671
Commitments and contingencies
Redeemable convertible preferred units	—	438,086
Redeemable noncontrolling interest	188,251	—
Stockholders’/members’ deficit:
Members’ deficit	—	(498,806)
Class A Common stock, $0.01 par value; 100,000,000 shares authorized, 9,156,686 outstanding as of September 30, 2015	92	—
Class B Common stock, $0.01 par value; 100,000,000 shares authorized, 23,655,814 outstanding as of September 30, 2015	237	—
Additional paid-in capital	117,131	—
Accumulated deficit	(211,645)	—

Total stockholders’ deficit attributable to vTv Therapeutics Inc./members’ deficit	(94,185)	(498,806)

Total liabilities, redeemable convertible preferred units, redeemable noncontrolling interest, stockholders’ and members’ deficit	$100,195	$12,951

vTv Therapeutics, Inc.

Condensed Consolidated Statements of Operations - Unaudited

(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Revenue	$133	$400	$293	$615
Operating expenses:
Research and development	7,159	4,328	20,638	13,267
General and administrative	2,415	1,592	6,707	9,577

Total operating expenses	9,574	5,920	27,345	22,844

Operating loss	(9,441)	(5,520)	(27,052)	(22,229)
Other expense, net	(381)	(350)	(2,996)	(6,157)

Net loss before income taxes	(9,822)	(5,870)	(30,048)	(28,386)
Income tax provision	—	—	—	—

Net loss before noncontrolling interest	(9,822)	(5,870)	(30,048)	(28,386)
Less: net loss attributable to noncontrolling interest	(5,719)	—	(5,719)	—

Net loss attributable to vTv Therapeutics Inc.	$(4,103)	$(5,870)	$(24,329)	$(28,386)

Net loss per share of vTv Therapeutics Inc. Class A Common Stock, basic and diluted	$(0.49)		$(3.05)

Weighted-average number of vTv Therapeutics Inc. Class A Common Stock, basic and diluted	8,305,368		7,976,183